November 2, 2017

Letter to Shareholders Q2 FY18

CIRRUS LOGIC, INC.

800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

November 2, 2017

Dear Shareholders,

Cirrus Logic reported outstanding results in the September quarter, delivering revenue of $425.5 million, driven by accelerating demand for certain portable audio components ahead of new product launches. On a GAAP basis, operating profit was 21 percent and earnings per share were $1.10. Non-GAAP operating profit and earnings per share were 27 percent and $1.36, respectively. Q2 was an exciting quarter for the company as a variety of smartphones and digital headsets utilizing our components were introduced and we began sampling many of our new innovative products with target customers. With an increasing number of OEMs emphasizing the importance of the audio and voice experience more broadly across their product lines, the appetite for our sophisticated solutions has never been stronger. The company is intensely focused on our long-term success through the expansion of our product portfolio and executing our roadmap that targets a diverse customer base in existing and emerging markets.

Figure A: Cirrus Logic Q2 FY18 GAAP to Non-GAAP Reconciliation

	GAAP	Other	Non-GAAP
Revenue	**$425.5**		**$425.5**
Gross Profit	**$211.3**	**$0.3**	$211.6
Gross Margin	**49.7%**		**49.7%**
Operating Expense	$120.4	($23.6)	$96.8
Operating Income	**$90.9**	**$23.9**	**$114.8**
Operating Profit	**21%**		**27%**
Other Income / (Expense)	($0.4)		($0.4)
Income Tax Expense	$17.2	$7.3	$24.5
Net Income	**$73.3**	**$16.6**	**$89.9**
Diluted EPS	**$1.10**	**$0.26**	**$1.36**

*Complete GAAP to Non-GAAP reconciliations available on page 13

$ millions, except EPS

Revenue and Gross Margins

Revenue for the second quarter was $425.5 million, up 33 percent sequentially and down 1 percent year over year. The sequential increase in revenue was largely driven by demand for portable audio components ahead of new product launches in the back half of the calendar year. The slight decline in revenue on a year-over-year basis reflects, as previously disclosed, the sale of a lower ASP component at a key Android OEM and ASP reductions on certain other portable audio products, which was offset partially by an increase in volumes on a number of portable audio components. One customer contributed 82 percent of sales for the quarter. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

Figure B: Cirrus Logic Revenue Q2 FY16 to Q3 FY18 (M)



$307
$348
$232
$259
$429
$523
$328
$321
$426
$530*
Q2/FY16
Q3/FY16
Q4/FY16
Q1/FY17
Q2/FY17
Q3/FY17
Q4/FY17
Q1/FY18
Q2/FY18
Q3/FY18

*Midpoint of guidance as of November 2, 2017

In the December quarter, we expect revenue to range from $510 million to $550 million, up 25 percent sequentially and up 1 percent year over year at the midpoint. Guidance for the quarter reflects anticipated demand for certain portable audio components as new product launches continue to ramp in the back half of the fiscal year. We note, however, as highlighted elsewhere in the company's discussion of risk factors, our customers can and frequently do change individual orders on short notice. While this generally has little to do with the health of our business, it does make predicting the quarterly revenue split particularly challenging and can cause material swings

in our quarterly revenue. As we look to the remainder of FY18, the company continues to expect modest revenue growth for the full fiscal year.

GAAP and non-GAAP gross margins in the September quarter were 49.7 percent, compared to 50.4 percent and 50.5 percent, respectively in Q1 FY18. The sequential decline in gross margin reflects a shift in product mix, partially offset by supply chain efficiencies. In the December quarter, gross margin is expected to range from 48 percent to 50 percent.

Operating Profit, Earnings and Cash

Operating profit for the second quarter was approximately 21 percent GAAP and 27 percent non-GAAP. GAAP operating expense was $120.4 million, up $6 million sequentially and $12.6 million year over year. GAAP operating expense included approximately $12 million in share-based compensation and $11.6 million in amortization of acquired intangibles. Non-GAAP operating expense was $96.8 million, up $1 million sequentially and $3.5 million year over year. The primary drivers of the increase in GAAP and non-GAAP operating expense are detailed below in Figure C.

Figure C: Primary Drivers of Operating Expense Increase

Q/Q	Y/Y
↑ Q1 FY18 credit related to adjustment in fair value of a previously recorded liability*	↑ Q2 FY17 credit related to adjustment in fair value of a previously recorded liability*
↑ Headcount and other employee related expenses	↑ Headcount and other employee related expenses
↑ Product development (including tape outs)	↑ Amortization of acquisition intangibles*
↓ Variable compensation	↑ Share-based compensation*
	↑ Product development (including tape outs, contract labor)
	↓ Variable compensation

*Excluded from non-GAAP operating expense

Figure D: Cirrus Logic GAAP R&D and SG&A Expenses/Headcount Q2 FY16 to Q3 FY18


$M
130
120
110
100
90
80
70
60
50
40
30
20
10
0
1,198
1,248
1,291
1,336
1,379
1,406
1,444
1,467
1,529
Q2/FY16 Q3/FY16 Q4/FY16 Q1/FY17 Q2/FY17 Q3/FY17 Q4/FY17 Q1/FY18 Q2/FY18 Q3/FY18
Expense*
SG&A
R&D
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of November 2, 2017

In the December quarter, GAAP R&D and SG&A expenses should range from $131 million to $137 million, including roughly $13 million in share-based compensation and $12 million in amortization of acquired intangibles. Approximately every 6 years our financial results are comprised of 53 weeks versus the normal 52 weeks. Guidance reflects this additional week of operating expense in Q3 FY18, and to a lesser extent, higher employee costs fueled by increased headcount and contract labor working to accelerate certain key projects. Our total headcount exiting Q2 was 1,529.

GAAP earnings per share for the September quarter were $1.10, compared to $0.64 the prior quarter and $1.30 in Q2 FY17. Non-GAAP earnings per share were $1.36, versus $0.81 in Q1 FY18 and $1.33 in Q2 FY17.

Our ending cash balance in the September quarter was approximately $329 million, up from $310 million the prior quarter. Cash from operations was approximately $84.5 million for the quarter. The company used approximately $50 million to repurchase 889,912 shares at an average price of $56.19. The company has approximately $80 million remaining in our share repurchase program. Net interest income is currently expected to be roughly $1 million in Q3 FY18. We will continue to evaluate potential uses of cash, including acquisitions and the repurchase of shares.

Taxes and Inventory

GAAP tax expense for the September quarter was approximately $17.2 million, resulting in an effective tax rate of 19 percent. Non-GAAP tax expense and the effective tax rate for the quarter were approximately $24.5 million and 21.4 percent, respectively. We estimate that our worldwide non-GAAP effective tax rate in FY18 will range from 21 percent to 23 percent. Moving forward, we expect the non-GAAP tax rate to decrease gradually on an annual basis through FY21.

Q2 inventory was $210.8 million, up from $202.4 million the prior quarter. The sequential increase in inventory reflects product ramps ahead of anticipated customer demand in the back half of the year. Inventory is expected to be down in the December quarter as we continue to fulfill product demand.

Company Strategy

We are delighted with our progress in the September quarter, as we ramped products with numerous customers in new smartphones and digital headsets. We shipped boosted amplifiers, smart codecs and hi-fi DACs into a variety of flagship and mid-tier Android phones and several new wireless headsets were introduced that utilize Cirrus Logic technology. We also delivered boosted amplifiers and a new smart codec into multiple smartphone models at another leading customer, who values our continuous push to deliver lower power and higher performance mixed signal capabilities. Design activity across our portfolio remains healthy and we expect innovative new products to continue to be introduced throughout the year. Further, the company achieved an important milestone on several strategic initiatives as we began demonstrating and sampling new products taped out last quarter to key customers, including our new 28-nanometer voice biometrics chip, a 55-nanometer boosted amplifier with integrated DSP and a digital headset hi-fi audio codec with integrated USB. We are pleased with our accomplishments in FY18 and remain confident that our extensive product portfolio and roadmap uniquely position Cirrus Logic to take advantage of the demand for compelling audio and voice technology in the rapidly growing markets we serve.

This past quarter, we gained momentum in digital headsets as customer engagements and development activities were robust and we began shipments of our continuously adaptive ANC solution in a recently introduced wireless headset with a leading headset OEM. This high-performance, ultra-low latency and low power technology constantly monitors your listening environment and dynamically adapts in real-time to block out ambient noise, regardless of your surroundings and the headset fit. Additionally, we are shipping a smart codec in another recently introduced wireless headset targeting consumers for everyday life and fitness applications. During the quarter, we started sampling our new hi-fi audio codec with integrated high-speed USB and sent reference designs to customers for both USB-C digital headset and adaptor applications. Customer feedback has been positive and we expect design activity to accelerate throughout the year as more Android smartphones transition to the USB-C interface and remove the 3.5mm jack. With an expanding platform of products designed for flagship and mid-tier headsets and adaptors, including continuously adaptive and fixed-filter ANC, high-performance USB and mainstream codecs, and a comprehensive roadmap, we expect these products to produce meaningful revenue growth over the next few years.

Demand for compelling audio and voice technology in smartphones continues to increase as manufacturers strive to provide a differentiated user experience with features such as louder sound, improved voice capabilities and enhanced entertainment applications. As the leading provider of the complete audio signal chain, Cirrus Logic has a range of solutions that enable these functions and more, which meet the technical specifications and appropriate price points for flagship and mid-tier smartphones. During the quarter, we expanded our presence in several key Android accounts as we ramped a combination of boosted amplifiers, smart codecs and hi-fi DACs in new flagship and mid-tier models. The company's ability to broaden our footprint at these customers highlights the value placed on our differentiated technology, as well as our outstanding engineering and acoustics support, exceptional supply chain management capabilities and our ability to provide solutions that span multiple platforms. While the desire for sophisticated smart codecs and hi-fi DACs is robust, we are also experiencing strong demand for boosted amplifiers, including our recently introduced flagship and mid-tier 55-nanometer products. We believe the transition of our boosted amplifier targeting the flagship and mid-tier Android markets from 180-

nanometer to 55-nanometer establishes a considerable competitive advantage given the significantly smaller die size, lower power consumption and integrated DSP. This is particularly important in China where the ability to run the speaker protection software on the amplifier versus a smart codec or applications processor is viewed as a design advantage. Customer engagements and design activity for these products are healthy and we expect production to gain momentum as we move throughout the next calendar year. We are also leveraging our technical expertise in high-voltage boosted amplifiers and our existing portfolio into the adjacent haptics market. While in the early stage of development, the desire for differentiated phone designs with more usable screen area and no mechanical buttons is fueling demand for boosted amplifiers that enable a crisp tactile feedback experience to consumers. Cirrus Logic is engaged with key customers on unique implementations that enable compelling tactile feedback and we expect to sample these new solutions in the coming months. With a diverse portfolio of boosted amplifiers available today and an innovative roadmap targeting speaker amplification and haptic solutions, we expect these products to continue to drive significant growth opportunities.

While the near-term market opportunities for Cirrus Logic are sizable, we are investing in new technologies that we expect to drive long-term growth. We view voice biometrics as a disruptive technology with the potential to transform how we engage with electronic devices in our day-to-day environment. We are encouraged by our achievements in the September quarter, as the company's first 28-nanometer voice biometrics component was delivered from the foundry and is functioning as anticipated. We expect to begin sampling this technology with key customers in the December quarter. While still in the early stages of development, customer interest remains strong as voice is becoming a more frequently used interface on consumer devices and the fundamental need to provide a robust and secure user experience is increasingly critical. In addition, during the quarter, Cirrus Logic made progress in MEMS microphones, including further investment in the development of our supply chain in Taiwan. We continue to gain confidence that our product and supply chain capabilities will be highly valued by our target customers. The company is also targeting the emerging smart home market where we expect to capitalize on our ability to solve challenging analog and mixed signal problems and leverage our long-standing relationships with many of the leading players. We are seeing solid design activity and receiving positive customer feedback on our recently introduced Amazon Voice Capture Development Kit

which helps consumer OEMs to bring Alexa®-enabled smart home products to market quickly while providing an exceptional user experience. As we work to expand our portfolio of products targeting this market, we are developing more sophisticated voice processing solutions with capabilities/features such as advanced voice capture and speech processing for voice enabled smart home products. While we are bullish about the significant market opportunities for voice biometrics, MEMS microphones and smart home products, material revenue contribution is not anticipated for several years.

During the quarter, the company executed on several product ramps and made substantial progress on our strategic initiatives, which we believe are essential to fuel future revenue opportunities. We are dedicated to increasing penetration with existing customers and Android OEMs three through ten as we continue to introduce innovative audio and voice functionality for flagship and mid-tier devices. We are strengthening our portfolio of boosted amplifiers, smart codecs, hi-fi DACs and MEMS microphones and moving into new areas such as haptics and voice biometrics to ensure we are able to address the technology and price requirements of our rapidly growing target markets. We believe near-term demand for compelling audio and voice components is strong and we remain focused on creating a platform of solutions that we believe will enable Cirrus Logic to capitalize on numerous multi-year growth vectors in flagship and mid-tier smartphones, digital headsets and the smart home.

Summary and Guidance

For the December quarter we expect the following results:

- Revenue to range between $510 million and $550 million;
- GAAP gross margin to be between 48 percent and 50 percent; and
- Combined GAAP R&D and SG&A expenses to range between $131 million and $137 million, including approximately $13 million in share-based compensation expense and $12 million in amortization of acquired intangibles;

- Guidance includes an additional week as approximately every 6 years our financial results are comprised of 53 weeks versus the typical 52 weeks.

In summary, we are pleased with our accomplishments in the September quarter as we reported solid revenue, operating profit and earnings per share, as new product ramps and design activity accelerated across our portfolio. With a wide range of boosted amplifiers, smart codecs, hi-fi DACs and MEMS microphones that target smartphone and other mobile devices, digital headset and smart home applications and innovative new technologies such as voice biometrics, we believe Cirrus Logic will continue to be the leading provider of audio and voice solutions for many years.

Sincerely,



Jason Rhode
President and Chief Executive Officer



Thurman Case
Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 94754983).

Use of Non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating profit, operating expenses, gross margins, tax expenses and tax expense impact on earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related share-based compensation information that is not currently available.

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including future revenue growth and market penetration opportunities, expected product ramps in the second half of the year, effective tax rates for fiscal year 2018 and future years, and our forecasts for third quarter fiscal year 2018 revenue, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense and amortization of acquired intangibles. In some cases, forward-looking statements are identified by words such as "expect," "anticipate," "foresee," "target," "project," "believe," "goals," "opportunity," "estimates," "intend," and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the third quarter of fiscal year 2018, customer cancellations of orders, or the failure to place orders consistent with forecasts, along with the timing and success of new product ramps; and the risk factors listed in our Form 10-K for the year ended March 25, 2017, as amended, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Summary financial data follows:

CIRRUS LOGIC®

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended	
	Sep. 23, 2017	Jun. 24, 2017	Sep. 24, 2016	Sep. 23, 2017	Sep. 24, 2016
	Q2'18	Q1'18	Q2'17	Q2'18	Q2'17
Portable audio products	$ 381,761	$ 280,688	$ 383,410	$ 662,449	$ 599,478
Non-portable audio and other products	43,776	40,047	45,209	83,823	88,569
Net sales	**425,537**	**320,735**	**428,619**	**746,272**	**688,047**
Cost of sales	214,255	159,019	216,920	373,274	349,663
Gross margin	**49.7%**	**50.4%**	**49.4%**	**50.0%**	**49.2%**
Research and development	90,353	83,557	75,673	173,910	149,607
Selling, general and administrative	30,041	30,859	32,089	60,900	62,629
Total operating expenses	120,394	114,416	107,762	234,810	212,236
Income from operations	**90,888**	**47,300**	**103,937**	**138,188**	**126,148**
Interest income (expense), net	725	594	(1,003)	1,319	(1,692)
Other income (expense), net	(1,116)	(19)	(261)	(1,135)	(114)
Income before income taxes	**90,497**	**47,875**	**102,673**	**138,372**	**124,342**
Provision for income taxes*	17,197	4,963	16,634	22,160	20,232
Net income*	**$ 73,300**	**$ 42,912**	**$ 86,039**	**$ 116,212**	**$ 104,110**
Basic earnings per share*:	$ 1.16	$ 0.67	$ 1.37	$ 1.82	$ 1.66
Diluted earnings per share*:	$ 1.10	$ 0.64	$ 1.30	$ 1.74	$ 1.58
Weighted average number of shares:					
Basic	63,431	64,097	62,787	63,764	62,618
Diluted*	66,360	67,160	66,410	66,761	66,101

**Q2 FY17 results have been updated to reflect Cirrus Logic's adoption of the Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The adoption of this guidance impacted our previously reported quarterly results.*

Prepared in accordance with Generally Accepted Accounting Principles

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended	
	Sep. 23, 2017	Jun. 24, 2017	Sep. 24, 2016	Sep. 23, 2017	Sep. 24, 2016
Net Income Reconciliation	Q2'18	Q1'18	Q2'17	Q2'18	Q2'17
GAAP Net Income*	$ 73,300	$ 42,912	$ 86,039	$ 116,212	$ 104,110
Amortization of acquisition intangibles	11,600	11,600	8,326	23,200	16,689
Stock based compensation expense	12,292	11,403	9,925	23,695	19,235
Acquisition-related items	-	(4,048)	(3,566)	(4,048)	(3,566)
Adjustment to income taxes	(7,260)	(7,257)	(12,251)	(14,517)	(19,097)
Non-GAAP Net Income*	$ 89,932	$ 54,610	$ 88,473	$ 144,542	$ 117,371
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share*	$ 1.10	$ 0.64	$ 1.30	$ 1.74	$ 1.58
Effect of Amortization of acquisition intangibles	0.18	0.17	0.12	0.35	0.25
Effect of Stock based compensation expense	0.19	0.17	0.15	0.36	0.29
Effect of Acquisition-related items	-	(0.06)	(0.05)	(0.06)	(0.05)
Effect of Adjustment to income taxes	(0.11)	(0.11)	(0.19)	(0.22)	(0.29)
Non-GAAP Diluted earnings per share*	$ 1.36	$ 0.81	$ 1.33	$ 2.17	$ 1.78
Operating Income Reconciliation					
GAAP Operating Income	$ 90,888	$ 47,300	$ 103,937	$ 138,188	$ 126,148
GAAP Operating Profit	*21%*	*15%*	*24%*	*19%*	*18%*
Amortization of acquisition intangibles	11,600	11,600	8,326	23,200	16,689
Stock compensation expense - COGS	328	338	235	666	465
Stock compensation expense - R&D	6,034	6,260	4,905	12,294	10,121
Stock compensation expense - SG&A	5,930	4,805	4,785	10,735	8,649
Acquisition-related items	-	(4,048)	(3,566)	(4,048)	(3,566)
Non-GAAP Operating Income	$ 114,780	$ 66,255	$ 118,622	$ 181,035	$ 158,506
Non-GAAP Operating Profit	*27%*	*21%*	*28%*	*24%*	*23%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 120,394	$ 114,416	$ 107,762	$ 234,810	$ 212,236
Amortization of acquisition intangibles	(11,600)	(11,600)	(8,326)	(23,200)	(16,689)
Stock compensation expense - R&D	(6,034)	(6,260)	(4,905)	(12,294)	(10,121)
Stock compensation expense - SG&A	(5,930)	(4,805)	(4,785)	(10,735)	(8,649)
Acquisition-related items	-	4,048	3,566	4,048	3,566
Non-GAAP Operating Expenses	$ 96,830	$ 95,799	$ 93,312	$ 192,629	$ 180,343
Gross Margin/Profit Reconciliation					
GAAP Gross Profit	$ 211,282	$ 161,716	$ 211,699	$ 372,998	$ 338,384
GAAP Gross Margin	*49.7%*	*50.4%*	*49.4%*	*50.0%*	*49.2%*
Stock compensation expense - COGS	328	338	235	666	465
Non-GAAP Gross Profit	$ 211,610	$ 162,054	$ 211,934	$ 373,664	$ 338,849
Non-GAAP Gross Margin	*49.7%*	*50.5%*	*49.4%*	*50.1%*	*49.2%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense*	$ 17,197	$ 4,963	$ 16,634	$ 22,160	$ 20,232
GAAP Effective Tax Rate	*19.0%*	*10.4%*	*16.2%*	*16.0%*	*16.3%*
Adjustments to income taxes	7,260	7,257	12,251	14,517	19,097
Non-GAAP Tax Expense	$ 24,457	$ 12,220	$ 28,885	$ 36,677	$ 39,329
Non-GAAP Effective Tax Rate	*21.4%*	*18.3%*	*24.6%*	*20.2%*	*25.1%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense*	$ 0.26	$ 0.07	$ 0.25	$ 0.33	$ 0.31
Adjustments to income taxes	0.11	0.11	0.19	0.22	0.29
Non-GAAP Tax Expense	$ 0.37	$ 0.18	$ 0.44	$ 0.55	$ 0.60

**Q2 FY17 results have been updated to reflect Cirrus Logic's adoption of the Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The adoption of this guidance impacted our previously reported quarterly results.*

CONSOLIDATED CONDENSED BALANCE SHEET
in thousands

	Sep. 23, 2017 (unaudited)	Mar. 25, 2017	Sep. 24, 2016 (unaudited)
ASSETS			
Current assets			
Cash and cash equivalents	$ 180,198	$ 351,166	$ 113,264
Marketable securities	15,446	99,813	116,087
Accounts receivable, net	232,380	119,974	269,559
Inventories	210,791	167,895	161,254
Other current assets	31,185	37,080	35,788
Total current Assets	670,000	775,928	695,952
Long-term marketable securities	133,547	-	2,004
Property and equipment, net	177,523	168,139	164,029
Intangibles, net	131,235	135,188	150,108
Goodwill	289,248	286,767	287,518
Deferred tax asset*	30,511	32,841	38,114
Other assets	23,703	14,607	17,914
Total assets	$ 1,455,767	$ 1,413,470	$ 1,355,639
LIABILITIES AND STOCKHOLDERS' EQUITY			
Current liabilities			
Accounts payable	$ 131,125	$ 73,811	$ 130,458
Accrued salaries and benefits	35,651	40,190	30,257
Other accrued liabilities	24,414	30,074	29,394
Total current liabilities	191,190	144,075	190,109
Long-term debt	-	60,000	140,000
Other long-term liabilities*	64,661	57,703	45,301
Stockholders' equity:			
Capital stock*	1,288,669	1,259,279	1,231,743
Accumulated deficit*	(92,180)	(107,014)	(252,057)
Accumulated other comprehensive income (loss)	3,427	(573)	543
Total stockholders' equity	1,199,916	1,151,692	980,229
Total liabilities and stockholders' equity	$ 1,455,767	$ 1,413,470	$ 1,355,639

**Q2 FY17 results have been updated to reflect Cirrus Logic's adoption of the Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The adoption of this guidance impacted our previously reported quarterly results.*

Prepared in accordance with Generally Accepted Accounting Principles